Exhibit 10.9

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is entered into by and between Victoria J. Kincke (“Executive”) and Interval Acquisition Corp., a Delaware corporation (the “Company”), and is effective as of July 31, 2008 (the “Effective Date”).

WHEREAS, Executive is currently an at-will employee of the Company; and

WHEREAS, the Company and Executive have agreed that Executive shall be entitled to receive certain severance payments upon the termination of Executive’s employment by the Company for any reason other than Executive’s death or Disability or for Cause (as described below).

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1.           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE.

(a)          If Executive’s employment is terminated by the Company for any reason other than Executive’s death or Disability or for Cause (a “Qualifying Termination”) then (i) the Company shall pay to Executive an amount equal to twelve (12) months of Base Salary, which amount shall be payable in equal, biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) during the twelve (12)-month period following such Qualifying Termination (the “Severance Period”); and (ii) the Company shall pay Executive within thirty (30) days of the date of such Qualifying Termination in a lump sum in cash any Accrued Obligations (as defined below) (together, the “Severance Payments”). The payment to Executive of the Severance Payments shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates (the “Release”), and Executive’s compliance with the restrictive covenants set forth in Section 3 hereof. Executive acknowledges and agrees that the Severance Payments constitute good and valuable consideration for the Release.

(b)         For purposes of this Agreement, the terms “Base Salary”, “Cause” and “Accrued Obligations,” and the phrase “termination by the Company for Disability,” shall have the following meanings:

(i)           “Base Salary” shall mean Executive’s Base Salary as in effect from time to time during her employment by the Company;

(ii)          “Accrued Obligations” shall mean the sum of (A) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of Executive’s employment for any reason, including a Qualifying Termination; (B) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (C) any reimbursements that Executive is entitled to receive in accordance with applicable Company policies in effect from time to time;

(iii)         “Cause” shall mean: (A) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; (B) a material breach by Executive of a fiduciary duty owed to the Company; (C) a material breach by Executive of any of the covenants made by Executive in Section 3 hereof; (D) the willful or gross neglect by Executive of her material duties; or (E) a violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest; and

(iv)        “termination by the Company for Disability” shall mean the termination of Executive’s employment by the Company following (A) Executive’s absence from the full-time performance of her duties with the Company for a period of four (4) consecutive months as a result of Executive’s incapacity due to physical or mental illness (“Disability”) and (B) Executive’s failure to return to the full-time performance of her duties within thirty (30) days after written notice is provided to Executive by the Company.

(c)          Upon any termination of Executive’s employment other than a Qualifying Termination, the Company shall have no obligations hereunder, except for the payment of any Accrued Obligations.

2.           OFFSET. If Executive obtains other employment during the Severance Period, the amount of any remaining Severance Payments to be provided to Executive shall be reduced by the amount of compensation and benefits earned by Executive from such other employment through the end of the Severance Period. For purposes of this Section 2, Executive shall have an obligation to inform the Company regarding Executive’s employment status following a Qualifying Termination and during the Severance Period.

3.           RESTRICTIVE COVENANTS.

(a)          CONFIDENTIALITY. Executive acknowledges that, during her employment by the Company, Executive will occupy a position of trust and confidence. The Company and/or its affiliates shall provide Executive with “Confidential Information” as referred to below. Executive shall not, except as may be required to perform Executive’s duties or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of affiliates.

“Confidential Information” shall mean information about the Company or any of its affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of her employment by the Company or any of its affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its affiliates, and that such information gives the Company and its affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its affiliates or prepared by Executive in the course of Executive’s employment by the Company and its affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)         NON-COMPETITION. In consideration of the Company’s obligation to make the Severance Payments under certain circumstances (as described in Section 1(a) above) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment by the Company and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Agreement, (i) “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or planned to provide during Executive’s employment by the Company such Similar Products and (ii) “Similar Products” means (A) any time share or vacation ownership exchange service or program (the “Exchange Business”); (B) any travel agency, club or service that provides such services to anyone engaged in the Exchange Business or their members; (C) any travel agency, club or service that is competitive with the Company’s travel and leisure membership programs, including, but not limited to, the Interval Gold, Leisure Time Passport or LiveItUp membership programs; (D) hotel management or vacation condominium, hotel condominium, timeshare or rental property management services; or (E) any other products or services that are the same or similar to any of the types of products or services that the Company (or any of its businesses) provides, has provided or planned to provide during Executive’s employment by the Company. The provisions of subsections (b)(ii)(B) through (E) shall only apply if Executive has provided services on behalf of the Company or its affiliates in direct support of the businesses described in such subsections.

Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.

Executive acknowledges that Executive’s covenants under this Section 3(b) are a material inducement to the Company’s entering into this Agreement.

(c)          NON-SOLICITATION OF EMPLOYEES. For a period of thirty-six (36) months following Executive’s termination of employment for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, hire or solicit or recruit any employee of the Company, or any of its affiliates with whom Executive has had direct contact during her employment by the Company, in all cases, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any Confidential Information or trade secrets about employees of the Company or any of its affiliates to any other person except within the scope of Executive’s duties.

(d)         NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Executive shall not solicit any customers of the Company or any of its affiliates or encourage (regardless of who initiates the contact) any such customers to use the facilities or services of any competitor of the Company or any of its affiliates.

(e)          PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company. In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company. Except in furtherance of her obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its affiliates. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after her employment by the Company, and without the need for separate or additional compensation.

“Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or following Executive’s employment by the Company, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type. All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired her employment by the Company. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation. Executive shall, both during and after her employment by the Company, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

4.          NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (of if receipt is refused by the recipient, when so refused):

If to the Company:	Interval Acquisition Corp.
c/o Interval International, Inc.
Attention: General Counsel
6262 Sunset Drive
Miami, Florida 33143

If to Executive:	At the most recent address on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5.           GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to its principles of conflicts of laws. Any such dispute will be heard and determined before an appropriate federal court located in the State of Florida in Miami-Dade County, or, if not maintainable therein, then in an appropriate Florida state court located in Miami-Dade County, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6.           SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of

Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). Notwithstanding the foregoing, if this Agreement or any amounts or benefits payable to Executive hereunder is subject to Section 409A and if the Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment, then the payment of such amounts or benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first twelve (12) month period beginning on the date of a termination of employment shall be delayed during such six (6) month period and shall commence immediately following the end of such twelve (12) month period (and, if applicable, the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly). In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to Executive hereunder.

7.           SURVIVAL OF PROVISIONS. The obligations contained in Section 3 shall, to the extent provided in Section 3, survive a Qualifying Termination and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction that any restriction in Section 3 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

8.           TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

9.           ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

10.         WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

11.         COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.         HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

13.         REMEDIES FOR BREACH. Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach. Executive expressly agrees and understands that in the event of a Qualifying Termination, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of this Agreement.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 3 of this Agreement will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Executive’s violation of any provision of Section 3, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 3, which may be pursued by or available to the Company.

14.         WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

15.         SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

[The Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on this 31st day of July, 2008.

Interval Acquisition Corp.

/s/ Craig M. Nash
By:	Craig M. Nash
Title:	President and
Chief Executive Officer

/s/ Victoria J. Kincke
Victoria J. Kincke